Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-153229, 333-175230 and 333-116837 on Form S-8 and Nos. 333-126312, 333-126573, 333-179850 and 333-127464 on Form S-3 of our report dated March 12, 2014, relating to the combined financial statements of FMT Scottsdale Holdings, L.L.C. and Walton/SHR FPH Holdings, L.L.C. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and for the period from June 9, 2011 (Transaction Date) to December 31, 2011, appearing in this Annual Report on Form 10-K/A of Strategic Hotels & Resorts, Inc.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 12, 2014